Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS

Paoli, PA, January 24, 2007 — AMETEK Inc. (NYSE: AME) today announced fourth quarter and full-year results that established records for sales, operating income, net income and diluted earnings per share. All per share and share amounts in this release reflect the 3-for-2 stock split paid on November 27, 2006.

Fourth Quarter Results
AMETEK’s fourth quarter 2006 sales of $480.7 million were up 19% over the same period of 2005. Operating income for the fourth quarter of 2006 was $79.3 million, a 25% increase from the $63.4 million recorded in the same period of 2005. Net income in the fourth quarter of 2006 increased 30% to $47.8 million, or $.45 per diluted share, from fourth quarter 2005 levels of $36.9 million, or $.35 per diluted share. Operating income margins were up 80 basis points in the quarter. Sales, operating income, net income, and diluted earnings per share were all quarterly records.

Full-Year Results
AMETEK achieved 2006 sales of $1.82 billion, up 27% from year 2005 results. Operating income of $309.0 million was up 32% from $233.5 million for 2005. Net income grew to $181.9 million, up 33% from the $136.4 million earned in 2005, and diluted earnings per share of $1.71 were up 33% from $1.29 per share in 2005. Sales, operating income, net income, and diluted earnings per share were full-year records.

“AMETEK had a great fourth quarter, bringing to a close an excellent 2006,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Solid internal growth in each of our segments and a very good year of acquisitions drove the strong top-line growth. Operating income margins expanded 70 basis points for the full year and both net income and diluted earnings per share increased 33%. Our excellent earnings performance resulted from an improved mix of businesses and our focused operational excellence initiatives.”

Operating cash flow was very strong, totaling $65.3 million for the fourth quarter of 2006, up 44% from the fourth quarter of 2005. For the full year, operating cash flow was up 45% to $226.0 million.

Electronic Instruments Group (EIG)
For the 2006 fourth quarter, EIG sales increased 19% to $273.8 million. Operating income for the fourth quarter was $53.3 million, compared with $45.7 million in the fourth quarter of 2005, an increase of 17%. Operating margins for the quarter were 19.5%, as compared with 19.8% in the fourth quarter of 2005.

-MORE-

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
PAGE 2.

“EIG sales were up in the quarter on strong internal growth of 7% led by our process and aerospace businesses, combined with the contributions from the Land Instruments and Precitech acquisitions. EIG margins remained very strong,” added Mr. Hermance.

For the year, EIG sales of $1.02 billion were up 26% from 2005 sales of $808.5 million. Operating income was $203.4 million for 2006, up 24% versus $164.2 million earned in 2005.

Electromechanical Group (EMG)
For the fourth quarter of 2006, EMG’s sales were $206.9 million, a 20% increase over the same period of 2005. Operating income of $35.0 million was up 36% from the $25.7 million recorded in the same period of 2005. Operating margins for the quarter were 16.9%, up sharply from 14.9% in the fourth quarter of 2005.

“EMG fourth quarter sales were up 20% on excellent internal growth of 9%, driven by strength in our differentiated businesses and the contribution from the PennEngineering Motion Technologies acquisition made earlier this year. Operating margins increased 200 basis points as we saw strengthened results in both our cost driven and differentiated businesses,” noted Mr. Hermance.

For the year, EMG’s sales increased 28% to $802.8 million, compared with $626.0 million in 2005. Operating income was $139.9 million for 2006, up 41% from the $99.2 million earned in 2005.

2007 Outlook

“We expect 2007 to be another great year for AMETEK. Revenue is estimated to increase approximately 10%,” commented Mr. Hermance. “Earnings are expected to be approximately $1.93 to $1.97 per diluted share, an increase of 13% to 15% over the 2006 level of $1.71 per diluted share. The increase in estimated earnings reflects the benefits of the revenue growth and our continued focus on operational excellence.”

“First quarter 2007 sales are expected to be up mid teens on a percentage basis from last year’s first quarter. We estimate our earnings to be approximately $0.44 to $0.46 per diluted share, an increase of 16% to 21% over last year’s first quarter of $0.38,” concluded Mr. Hermance.

Accounting for Stock Options
The above operating results reflect the adoption of FAS 123R, effective January 1, 2006, for expensing stock options under the modified retrospective method. Results for 2005 have been adjusted on this basis.

-MORE-

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
PAGE 3.

Conference Call
AMETEK, Inc. will Web cast its Fourth Quarter 2006 investor conference call on Wednesday, January 24, 2007, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2006 sales of $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market
Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

# # #
(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December31,(Unaudited)		December 31,
	2006	2005 (a)	2006	2005 (a)

Net sales	$480,674	$403,781	$1,819,290	$1,434,457

Expenses:
Cost of sales, excluding depreciation	332,569	280,698	1,251,920	991,788
Selling, general and administrative	59,130	50,117	219,454	174,218
Depreciation	9,711	9,600	38,922	34,963

Total expenses	401,410	340,415	1,510,296	1,200,969

Operating income	79,264	63,366	308,994	233,488

Other expenses:
Interest expense	(10,616)	(9,951)	(42,167)	(32,913)
Other, net	(1,832)	(640)	(3,141)	(2,288)

Income before income taxes	66,816	52,775	263,686	198,287
Provision for income taxes	18,979	15,876	81,752	61,930

Net income	$47,837	$36,899	181,934	136,357

Diluted earnings per share (b)	$0.45	$0.35	$1.71	$1.29

Basic earnings per share (b)	$0.46	$0.35	$1.74	$1.31

Average common shares outstanding: (b)
Diluted shares	106,566	106,207	106,608	105,578

Basic shares	104,729	104,376	104,841	103,726

Dividends per share (b)	$0.06	$0.04	$0.18	$0.16

(a)	Results for 2005 have been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 net income by $1.1 million, or $0.01 per diluted share, for the three months ended December 31, 2005, and by $4.3 million or $0.04 per diluted share, for the twelve months ended December 31, 2005.

(b)	Share and per share amounts have been adjusted to reflect a three-for-two stock split paid on November 27, 2006.

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT
(In thousands)

	Three months ended		Twelve months ended
	December 31, (Unaudited)		December 31,
	2006	2005 (a)	2006	2005 (a)
Net sales

Electronic Instruments	$273,783	$230,716	$1,016,503	$808,493
Electromechanical	206,891	173,065	802,787	625,964

Total Consolidated	$480,674	$403,781	$1,819,290	$1,434,457

Operating income

Electronic Instruments	$53,319	$45,707	$203,430	$164,248
Electromechanical	34,983	25,733	139,926	99,244

Total segments	88,302	71,440	343,356	263,492
Corporate and other	(9,038)	(8,074)	(34,362)	(30,004)

Total Consolidated	$79,264	$63,366	$308,994	$233,488

(a)	Operating income for 2005 has been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 operating income by $1.5 million for the three months ended December 31, 2005, and by $5.9 million for the twelve months ended December 31, 2005.

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$58,220	$43,788
Receivables, net	328,762	269,395
Inventories	236,283	193,099
Other current assets	60,298	50,025

Total current assets	683,563	556,307

Property, plant and equipment, net	257,968	228,450
Goodwill	886,697	785,185
Other intangibles, investments and other assets	307,372	210,658

Total assets	$2,135,600	$1,780,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$163,608	$156,130
Accounts payable and accruals	322,016	249,662

Total current liabilities	485,624	405,792

Long-term debt	518,267	475,309
Deferred income taxes and
other long-term liabilities (a)	164,135	89,978
Stockholders’ equity (a)(b)	967,574	809,521

Total liabilities and stockholders’ equity	$2,135,600	$1,780,600

(a)	Amounts for 2005 have been adjusted to reflect the retrospective application of FAS 123R, which was adopted effective January 1, 2006. The retrospective application reduced deferred income taxes and increased stockholders’ equity by $4.0 million.

(b)	The adoption of FAS 158 as of December 31, 2006 resulted in a decrease in stockholders’ equity of approximately $29 million.